UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 1 to
                                  SCHEDULE 13D
                                (Final Amendment)

          Under the Securities Exchange Act of 1934 (Amendment No. 1)*


                             The Lamaur Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value

                         (Title of Class of Securities)

                                   285722 10 4
                                   -----------

                                 (CUSIP Number)

                                John D. Hellmann
                                 Vice President
                             The Lamaur Corporation
                                One Lovell Avenue
                              Mill Valley, CA 94941
                                 (415) 380-8200
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                 April 23, 1997
            ---------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

 If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                  SCHEDULE 13D

   ---------------------------------------

           CUSIP No. 285722 10 4
   ---------------------------------------

   ------ -------------------------------------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Intertec Holdings, L.P.


   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
          (a)
          (b) x

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     3    SEC USE ONLY

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     4    SOURCE OF FUNDS (See Instructions)

          WC
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
   ------ -------------------------------------------------------------------------------------------------------------
   ------------------ ------- -----------------------------------------------------------------------------------------

       NUMBER OF        7     SOLE VOTING POWER
        SHARES
     BENEFICIALLY             -0-
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        8     SHARED VOTING POWER
                              1,712,884
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        9     SOLE DISPOSITIVE POWER

                              -0-
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                              1,712,884
   ------------------ ------- -----------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,712,884
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------


    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
           x
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          30.1%
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    14    TYPE OF REPORTING PERSON (See Instructions)
          PN
   ------ -------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

   ---------------------------------------

           CUSIP No. 285722 10 4
   ---------------------------------------

   ------ -------------------------------------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Intertec Holdings, Inc.


   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a)
           (b)

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     3    SEC USE ONLY

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     4    SOURCE OF FUNDS (See Instructions)


   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     6    CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
   ------ -------------------------------------------------------------------------------------------------------------
   ------------------ ------- -----------------------------------------------------------------------------------------

       NUMBER OF        7     SOLE VOTING POWER
        SHARES                -0-
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        8     SHARED VOTING POWER
                              1,712,884
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        9     SOLE DISPOSITIVE POWER
                              -0-
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                              1,712,884
   ------------------ ------- -----------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,712,884
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------



    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
           x
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          30.1%
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    14    TYPE OF REPORTING PERSON (See Instructions)
          CO
   ------ -------------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

   ---------------------------------------

           CUSIP No. 285722 10 4
   ---------------------------------------


   ------ -------------------------------------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Mark R. Hoff

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
          (a)
          (b)  x

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     3    SEC USE ONLY

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     4    SOURCE OF FUNDS (See Instructions)
          WC

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     6    CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
   ------ -------------------------------------------------------------------------------------------------------------
   ------------------ ------- -----------------------------------------------------------------------------------------

       NUMBER OF        7     SOLE VOTING POWER
        SHARES                3,960
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        8     SHARED VOTING POWER
                              1,712,884
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        9     SOLE DISPOSITIVE POWER
                              3,960
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                              1,712,884
   ------------------ ------- -----------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,716,844
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------
    12
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
          x
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------



    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          30.1%
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    14    TYPE OF REPORTING PERSON (See Instructions)
          IN
   ------ -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                  SCHEDULE 13D

   ---------------------------------------

           CUSIP No. 285722 10 4
   ---------------------------------------

   ------ -------------------------------------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Vance A. Hoff

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
         (a)
         (b) x

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     3    SEC USE ONLY

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     4    SOURCE OF FUNDS (See Instructions)
          WC

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     6    CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
   ------ -------------------------------------------------------------------------------------------------------------
   ------------------ ------- -----------------------------------------------------------------------------------------

       NUMBER OF        7     SOLE VOTING POWER
        SHARES                3,960
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        8     SHARED VOTING POWER
                              1,712,884
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        9     SOLE DISPOSITIVE POWER
                              3,960
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                              1,712,884
   ------------------ ------- -----------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,716,844
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------
    12
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)           x
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          30.1%
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    14    TYPE OF REPORTING PERSON (See Instructions)
          IN
   ------ -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13D

   ---------------------------------------

           CUSIP No. 285722 10 4
   ---------------------------------------

   ------ -------------------------------------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Perry D. Hoff

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
             (a)
             (b) x

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     3    SEC USE ONLY

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     4    SOURCE OF FUNDS (See Instructions)
          WC

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)


   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     6    CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
   ------ -------------------------------------------------------------------------------------------------------------
   ------------------ ------- -----------------------------------------------------------------------------------------

       NUMBER OF        7     SOLE VOTING POWER
        SHARES                23,760
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        8     SHARED VOTING POWER
                              1,712,884
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        9     SOLE DISPOSITIVE POWER
                              23,760
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                              1,712,884
   ------------------ ------- -----------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,736,644
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------
    12
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)           x
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          30.5%
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    14    TYPE OF REPORTING PERSON (See Instructions)
          IN
   ------ -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13D

   ---------------------------------------

           CUSIP No. 285722 10 4
   ---------------------------------------

   ------ -------------------------------------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Sandra L. Hoff

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a)
           (b)     x

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     3    SEC USE ONLY

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     4    SOURCE OF FUNDS (See Instructions)
          WC

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     6    CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
   ------ -------------------------------------------------------------------------------------------------------------
   ------------------ ------- -----------------------------------------------------------------------------------------

       NUMBER OF        7     SOLE VOTING POWER
        SHARES                -0-
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        8     SHARED VOTING POWER
                              1,947,184
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        9     SOLE DISPOSITIVE POWER
                              -0-
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                              1,947,184
   ------------------ ------- -----------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,947,184
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------
    12
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)           x
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          34.1%
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    14    TYPE OF REPORTING PERSON (See Instructions)
          IN
   ------ -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13D

   ---------------------------------------

           CUSIP No. 285722 10 4
   ---------------------------------------

   ------ -------------------------------------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Don G. Hoff
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
          (a)
          (b)     x

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     3    SEC USE ONLY

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     4    SOURCE OF FUNDS (See Instructions)
          WC

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     6    CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
   ------ -------------------------------------------------------------------------------------------------------------
   ------------------ ------- -----------------------------------------------------------------------------------------

       NUMBER OF        7     SOLE VOTING POWER
        SHARES                234,300
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        8     SHARED VOTING POWER
                              1,712,884
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        9     SOLE DISPOSITIVE POWER
                              234,300
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                              1,712,884
   ------------------ ------- -----------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,947,184
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------
    12
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)      x
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          34.1%
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    14    TYPE OF REPORTING PERSON (See Instructions)
          IN
   ------ -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13D

   ---------------------------------------

           CUSIP No. 285722 10 4
   ---------------------------------------

   ------ -------------------------------------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dominic J. La Rosa

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a)
           (b)  x

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     3    SEC USE ONLY

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     4    SOURCE OF FUNDS (See Instructions)
          PF

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     6    CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
   ------ -------------------------------------------------------------------------------------------------------------
   ------------------ ------- -----------------------------------------------------------------------------------------

       NUMBER OF        7     SOLE VOTING POWER
        SHARES
     BENEFICIALLY             200,034
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        8     SHARED VOTING POWER
                              -0-
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        9     SOLE DISPOSITIVE POWER
                              200,034
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                              -0-
   ------------------ ------- -----------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          200,034
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------
    12
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)      x
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.5%
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    14    TYPE OF REPORTING PERSON (See Instructions)
          IN
   ------ -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13D

   ---------------------------------------

           CUSIP No. 285722 10 4
   ---------------------------------------

   ------ -------------------------------------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          William M. Boswell

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
          (a)
          (b)     x

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     3    SEC USE ONLY

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     4    SOURCE OF FUNDS (See Instructions)
          PF

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     6    CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
   ------ -------------------------------------------------------------------------------------------------------------
   ------------------ ------- -----------------------------------------------------------------------------------------

       NUMBER OF        7     SOLE VOTING POWER
        SHARES
     BENEFICIALLY             48,567
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        8     SHARED VOTING POWER
                              -0-
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        9     SOLE DISPOSITIVE POWER
                              48,567

                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                              -0-
   ------------------ ------- -----------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          48,567
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)           x
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.9%
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    14    TYPE OF REPORTING PERSON (See Instructions)
          IN
   ------ -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13D

   ---------------------------------------

           CUSIP No. 285722 10 4
   ---------------------------------------

   ------ -------------------------------------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert E. Eriksson


   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a)
           (b)     x

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     3    SEC USE ONLY

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     4    SOURCE OF FUNDS (See Instructions)
          PF

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     6    CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
   ------ -------------------------------------------------------------------------------------------------------------
   ------------------ ------- -----------------------------------------------------------------------------------------

       NUMBER OF        7     SOLE VOTING POWER
        SHARES
     BENEFICIALLY             3,600
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        8     SHARED VOTING POWER
                              -0-
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        9     SOLE DISPOSITIVE POWER
                              3,600

                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                              -0-
   ------------------ ------- -----------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,600
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)           x
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.06%
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    14    TYPE OF REPORTING PERSON (See Instructions)
          IN
   ------ -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13D

   ---------------------------------------

           CUSIP No. 285722 10 4
   ---------------------------------------

   ------ -------------------------------------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Ronald P. Williams

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a)
           (b)     x

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     3    SEC USE ONLY

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     4    SOURCE OF FUNDS (See Instructions)
          PF

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     6    CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
   ------ -------------------------------------------------------------------------------------------------------------
   ------------------ ------- -----------------------------------------------------------------------------------------

       NUMBER OF        7     SOLE VOTING POWER
        SHARES
     BENEFICIALLY             36,667
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        8     SHARED VOTING POWER
                              -0-
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        9     SOLE DISPOSITIVE POWER
                              36,667
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                              -0-
   ------------------ ------- -----------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          36,667
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------
    12
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)           x
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.6%
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    14    TYPE OF REPORTING PERSON (See Instructions)
          IN
   ------ -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13D

   ---------------------------------------

           CUSIP No. 285722 10 4
   ---------------------------------------

   ------ -------------------------------------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Michele L. Redmon


   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
         (a)
         (b)     x

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     3    SEC USE ONLY

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     4    SOURCE OF FUNDS (See Instructions)
          PF

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     6    CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
   ------ -------------------------------------------------------------------------------------------------------------
   ------------------ ------- -----------------------------------------------------------------------------------------

       NUMBER OF        7     SOLE VOTING POWER
        SHARES
     BENEFICIALLY             28,417
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        8     SHARED VOTING POWER
                              -0-
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        9     SOLE DISPOSITIVE POWER
                              28,417
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                              -0-
   ------------------ ------- -----------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          28,417
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)     x
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.5%
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    14    TYPE OF REPORTING PERSON (See Instructions)
          IN
   ------ -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13D

   ---------------------------------------

           CUSIP No. 285722 10 4
   ---------------------------------------

   ------ -------------------------------------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Michael L. Flahaven


   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a)
           (b)  x

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     3    SEC USE ONLY

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     4    SOURCE OF FUNDS (See Instructions)
          PF

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     6    CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
   ------ -------------------------------------------------------------------------------------------------------------
   ------------------ ------- -----------------------------------------------------------------------------------------

       NUMBER OF        7     SOLE VOTING POWER
        SHARES
     BENEFICIALLY             1,284
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        8     SHARED VOTING POWER
                              -0-
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        9     SOLE DISPOSITIVE POWER
                              1,284

                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                              -0-
   ------------------ ------- -----------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,284
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)           x
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.02%
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    14    TYPE OF REPORTING PERSON (See Instructions)
          IN
   ------ -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13D

   ---------------------------------------

           CUSIP No. 285722 10 4
   ---------------------------------------

   ------ -------------------------------------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Alvin A. Hujanen


   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a)
           (b)     x

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     3    SEC USE ONLY

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     4    SOURCE OF FUNDS (See Instructions)
          PF

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     6    CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
   ------ -------------------------------------------------------------------------------------------------------------
   ------------------ ------- -----------------------------------------------------------------------------------------

       NUMBER OF        7     SOLE VOTING POWER
        SHARES                5,850
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        8     SHARED VOTING POWER
                              -0-
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        9     SOLE DISPOSITIVE POWER
                              5,850
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                              -0-
   ------------------ ------- -----------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,850
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)      x
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    14    TYPE OF REPORTING PERSON (See Instructions)
          IN
   ------ -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13D

   ---------------------------------------

           CUSIP No. 285722 10 4
   ---------------------------------------

   ------ -------------------------------------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Michael G. Piff


   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a)
           (b)     x

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     3    SEC USE ONLY

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     4    SOURCE OF FUNDS (See Instructions)
          PF

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     6    CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
   ------ -------------------------------------------------------------------------------------------------------------
   ------------------ ------- -----------------------------------------------------------------------------------------

       NUMBER OF        7     SOLE VOTING POWER
        SHARES                3,126
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        8     SHARED VOTING POWER
                              -0-
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        9     SOLE DISPOSITIVE POWER
                              3,126

                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                              -0-
   ------------------ ------- -----------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,126
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)           x
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.06%
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    14    TYPE OF REPORTING PERSON (See Instructions)
          IN
   ------ -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13D

   ---------------------------------------

           CUSIP No. 285722 10 4
   ---------------------------------------

   ------ -------------------------------------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Ilene F. Zechmann


   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a)
           (b)     x

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     3    SEC USE ONLY

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     4    SOURCE OF FUNDS (See Instructions)
          PF

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     6    CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
   ------ -------------------------------------------------------------------------------------------------------------
   ------------------ ------- -----------------------------------------------------------------------------------------

       NUMBER OF        7     SOLE VOTING POWER
        SHARES                5,567
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        8     SHARED VOTING POWER
                              -0-
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        9     SOLE DISPOSITIVE POWER
                              5,567
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                              -0-
   ------------------ ------- -----------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,567
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)           x
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    14    TYPE OF REPORTING PERSON (See Instructions)
          IN
   ------ -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13D

   ---------------------------------------

           CUSIP No. 285722 10 4
   ---------------------------------------

   ------ -------------------------------------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Jay T. Olson


   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a)
           (b)     x

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     3    SEC USE ONLY

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     4    SOURCE OF FUNDS (See Instructions)
          PF

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     6    CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
   ------ -------------------------------------------------------------------------------------------------------------
   ------------------ ------- -----------------------------------------------------------------------------------------

       NUMBER OF        7     SOLE VOTING POWER
        SHARES                10,350
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        8     SHARED VOTING POWER
                              -0-
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        9     SOLE DISPOSITIVE POWER
                              10,350
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                              -0-
   ------------------ ------- -----------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          10,350
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)           x
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.2%
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    14    TYPE OF REPORTING PERSON (See Instructions)
          IN
   ------ -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13D

   ---------------------------------------

           CUSIP No. 285722 10 4
   ---------------------------------------

   ------ -------------------------------------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John D. Hellmann

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
            (a)
            (b)     x

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     3    SEC USE ONLY

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     4    SOURCE OF FUNDS (See Instructions)
          PF

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

     6    CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
   ------ -------------------------------------------------------------------------------------------------------------
   ------------------ ------- -----------------------------------------------------------------------------------------

       NUMBER OF        7     SOLE VOTING POWER
        SHARES                57,217
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        8     SHARED VOTING POWER
                              -0-
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        9     SOLE DISPOSITIVE POWER
                              57,217
                      ------- -----------------------------------------------------------------------------------------
                      ------- -----------------------------------------------------------------------------------------

                        10    SHARED DISPOSITIVE POWER
                              -0-
   ------------------ ------- -----------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          57,217
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------
    12
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)           x
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.0%
   ------ -------------------------------------------------------------------------------------------------------------
   ------ -------------------------------------------------------------------------------------------------------------

    14    TYPE OF REPORTING PERSON (See Instructions)
          IN
   ------ -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!









-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------



     This Amendment No. 1 to Schedule 13D dated February 3, 1997 (the "Original Filing") is being filed on behalf of Intertec Holdings, L.P., a Delaware limited partnership ("Holdings, L.P."), Intertec Holdings, Inc., a Delaware corporation ("Holdings, Inc."), Mark R. Hoff, Vance A. Hoff, Perry D. Hoff, Don G. Hoff and Sandra L. Hoff (collectively, the "Intertec Entities") and Dominic J. LaRosa, William M. Boswell, Robert E. Eriksson, Ronald P. Williams, Michele L. Redmon, Michael L. Flahaven, Alvin A. Hujanen, Michael G. Piff, Ilene F. Zechmann, Jay
T. Olson and John D. Hellmann (collectively, the "Individuals"), relating to the Common Stock, par value $.01 (the "Common Stock"), of The Lamaur Corporation, formerly Electronic Hair Styling, Inc., a Delaware corporation (the "Company"). The Intertec Entities and the Individuals are hereinafter collectively referred to as the "Reporting Persons."

          On January 23, 1997, the Reporting Persons announced an intention to purchase up to 200,000 shares of the Common Stock (the "Group Shares") in the open market or in privately negotiated transactions. At that time, the Reporting Persons may have been deemed to constitute a group for purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended. Since that time, the Reporting Persons have effected the transactions in the Common Stock described in Item 5(c) below. Further on January 23, 1997, the Reporting Persons stated their intent to acquire shares in the three-month period that would end April 23, 1997. Although each Reporting Person may make independent decisions as to future purchases or sales of Common Stock, the Reporting Persons are no longer, and subsequent to April 23, 1997, have not been, acting together for the purpose of acquiring Common Stock. Accordingly, the Reporting Persons no longer constitute, and since April 24, 1997, have not constituted, a group for purposes of Rule 13d-5(b)(1). Accordingly, this will be the final amendment to the Original Filing. The Intertec Entitites intend to file a
 Schedule 13(g) with respect to their holdings on or prior to February 15, 1998.

          Each of the Reporting Persons may from time to time acquire additional shares of Common Stock or dispose of shares of Common Stock through open market or privately negotiated transactions, or otherwise, depending on existing market conditions and other considerations discussed below. Each of the Reporting Persons intend to review its investment in the Company on a continuing basis and, depending upon the price and availability of shares of Common Stock, subsequent developments affecting the Company, the Company's business and prospects, other investment and business opportunities available to such Reporting Person, general stock market and economic conditions, tax considerations and other factors considered relevant, may decide at any time not to increase, or to decrease, the size of its investment in the Company. Absent any change in circumstances, the Reporting Persons will no longer act as a group.

The Schedule 13D is amended as follows:

Item 1. Interest in Securities of the Issuer.

          (a)


                     Name of Reporting Person               No. of Shares Beneficially     % of Class
                                                                                 Owned

                     Intertec Entities(1)                                    1,712,884          30.1%

                     Mark R. Hoff(2)                                         1,716,844           30.1

                     Vance A. Hoff(2)                                        1,716,844           30.1

                     Perry D. Hoff(3)                                        1,736,644           30.5

                     Don G. Hoff(4)                                          1,947,184           34.1

                     Sandra L. Hoff(4)                                       1,947,184           34.1

                     Dominic J. LaRosa(5)                                      200,034            3.5

                     William M. Boswell(6)                                      48,567              *

                     Robert E. Eriksson                                          3,600              *

                     Ronald P. Williams(7)                                      36,667              *

                     Michele L. Redmon(8)                                       28,417              *

                     Michael L. Flahaven(9)                                      1,284              *

                     Alvin A. Hujanen(10)                                        5,850              *

                     Michael G. Piff(1)                                          3,126              -

                     Ilene F. Zechmann(12)                                       5,567              *

                     Jay T. Olson(13)                                           10,350              *

                     John D. Hellman(14)                                        57,217            1.0



  *      Less than 1%
 (1)     Represents shares held of record by Intertec Holdings, L.P.
 (2)     Includes 1,712,884 shares held of record by Intertec Holdings, L.P.
 (3) Includes 1,712,884 shares held of record by Holdings, L.P. and options to purchase 13,200 shares exercisable within 60 days of June 30, 1997.
 (4) Includes 1,712,884 shares held of record by Holdings, L.P. and options to purchase 234,300 shares exercisable within 60 days of June 30, 1997. Don G. Hoff and Sandra L. Hoff are husband and wife.
 (5) Includes options to purchase 99,334 shares exercisable within 60 days of June 30, 1997.
 (6) Includes options to purchase 42,967 shares exercisable within 60 days of June 30, 1997.
 (7) Includes options to purchase 33,067 shares exercisable within 60 days of June 30, 1997.
 (8) Includes options to purchase 24,817 shares exercisable within 60 days of June 30, 1997.
 (9) Includes options to purchase 334 shares exercisable within 60 days of June 30, 1997.
 (10) Includes options to purchase 4,950 shares exercisable within 60 days of June 30, 1997.
 (11) Includes options to purchase 2,176 shares exercisable within 60 days of June 30, 1997.
 (12) Includes options to purchase 4,967 shares exercisable within 60 days of June 30, 1997.
 (13) Includes options to purchase 9,950 shares exercisable within 60 days of June 30, 1997.
 (14) Includes options to purchase 47,917 shares exercisable within 60 days of June 30, 1997.

          (b) The Intertec Entities together share the power to vote or to direct the vote, and to dispose or to direct the disposition of the Shares held by them. Each Individual has sole power to vote or to direct the vote and to dispose or to direct the disposition of the Shares held by them.

          (c) The following Reporting Persons have effected the following transactions in the Common Stock since the date of the Original Filing:


                                             Date             Price Per Share  Shares Purchased

          Dominic J. La Rosa                2/13/97  $ 3.75                     9,000
                                             2/20/97              3.8125        9,200
                                             2/26/97              3.03          16,500

          William M. Boswell                2/13/97               3.75          2,700
                                             2/20/97              3.8125        2,900

          Ronald P. Williams                2/13/97               3.75          1,800
                                             2/20/97              3.8125        1,800

          Michele L. Redmon         2/13/97          3.75                       1,800
                                             2/20/97              3.8125        1,800

          Jay T. Olson                      2/13/97               3.75          200
                                             2/20/97              3.8125        200

          John D. Hellmann          2/13/97          3.75                       900
                                    2/20/97          3.8125                   1,800

          Intertec Holdings, Inc.*                                              36,566

          Robert E. Eriksson        2/13/97           3.75                      1,800
                                     2/20/97          3.8125                    1,800

          Michael L. Flahaven       2/13/97           3.75                      500
                                     2/20/97          3.8125                    400

          Alvin A. Hujanen          2/13/97          3.75                       500
                                    2/20/97          3.8125                     400

          Michael G. Piff           2/13/97          3.75                       500
                                    2/20/97          3.8125                     400

          Ilene F. Zechmann         2/13/97          3.75                       300
                                    2/20/97          3.8125                     300



          (d) Except as set forth in this Item 5, no person other than each respective record owner referred to herein of securities is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

          (e)     Not applicable.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated: August __, 1997

                                            INTERTEC HOLDINGS, L.P.

/s/ Dominic J. LaRosa
----------------------
Dominic J. LaRosa                           BY: INTERTEC HOLDINGS, INC.

/s/ William M. Boswell                        /s/ Sandra L. Hoff
----------------------                       ----------------------------------
William M. Boswell                           Signature



/s/ Robert E. Eriksson                       Sandra L. Hoff
----------------------                       ----------------------------------
Robert E. Eriksson                           Print Name of Signatory


/s/ Ronald P. Williams
----------------------                       INTERTEC HOLDINGS, INC.
Ronald P. Williams

                                             /s/ Sandra L. Hoff
                                             ----------------------------------
                                             Signature



/s/ Michele L. Redmon                       Sandra L. Hoff
----------------------                       ----------------------------------
Michele L. Redmon                           Print Name of Signatory


/s/ Michael L. Flahaven
----------------------
Michael L. Flahaven


/s/ Alvin A. Hujanen                         /s/ Mark R. Hoff
----------------------                       ----------------------------------
Alvin A. Hujanen                             Mark R. Hoff


/s/ Michael G. Piff                          /s/ Vance A. Hoff
----------------------                       ----------------------------------
Michael G. Piff                              Vance A. Hoff


/s/ Ilene F. Zechmann                        /s/ Perry D. Hoff
----------------------                       ----------------------------------
Ilene F. Zechmann                            Perry D. Hoff


/s/ Jay T. Olson                             /s/ Don G. Hoff
----------------------                       ----------------------------------
Jay T. Olson                                 Don G. Hoff


/s/ John D. Hellmann                         /s/ Sandra L. Hoff
----------------------                       ----------------------------------
John D. Hellmann                             Sandra L. Hoff